Exhibit 10.3

GTx, INC.
STOCK OPTION GRANT NOTICE
(2013 EQUITY INCENTIVE PLAN)

GTx, Inc. (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below.  The Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety.  For your convenience, a copy of the Option Agreement is attached hereto.  A copy of the Plan is available from the Company on request.  Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement.  If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:                                   ☐  Incentive Stock Option                                                                       ☐  Nonstatutory Stock Option

Exercise Schedule:              Same as Vesting Schedule.

Vesting Schedule:                   The Option will vest with respect to one hundred percent (100%) of the shares of Common Stock subject to the Option on the earlier to occur of (i) June 1, 2014, (ii) the involuntary termination of Optionholder’s Continuous Service other than for Cause (as defined below), and (iii) the consummation of a Change in Control.

A termination of Optionholder’s Continuous Service for “Cause” shall mean a termination of Optionholder’s services by the Company or any of its Subsidiaries for any of the following reasons:  (i) Optionholder’s failure to substantially perform his or her duties and responsibilities to the Company or any of its Subsidiaries; (ii) any material breach or violation by Optionholder of a Company policy; (iii) any act or omission by Optionholder which results in significant harm to the Company or any of its Subsidiaries, including, without limitation, any act or omission by Optionholder which interferes with or disrupts the ability of any other employee or employees of the Company or any of its Subsidiaries to substantially perform his, her or their duties and responsibilities to the Company or any of its Subsidiaries; (iv) any violation or breach by Optionholder of any obligations under any agreement, covenant or restrictive covenant between Optionholder and the Company or any of its Subsidiaries, including, without limitation, the unauthorized use or disclosure by Optionholder of any proprietary information or trade secrets; or (v) Optionholder’s commission of an act of fraud, embezzlement, dishonesty, misappropriation or breach of fiduciary duty against any of the Company or any of its Subsidiaries, or any felony involving the business, assets or customers or clients of the Company or any of its Subsidiaries, or Optionholder’s conviction or plea of guilty or nolo contendere to any other felony.  Any determination of whether Optionholder’s

Continuous Service has terminated for Cause shall be made by the Board, in its sole discretion, and such determination shall be final, binding and conclusive.

Payment:                                                                  By one or a combination of the following items:

☐            By cash (as described in the Plan)

☐            Pursuant to a Regulation T Program, if the Common Stock is publicly traded

☐            By delivery of already-owned shares, if the Common Stock is publicly traded

☐            If and only to the extent the option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements:  Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement, the Plan and the stock plan prospectus for the Plan.  As of the Date of Grant, this Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option, with the exception, if applicable, of (i) any written employment agreement or offer letter agreement between the Company and Optionholder specifying the terms that should govern the Option and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.  By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

GTx, INC.	OPTIONHOLDER:

By:
Signature	Signature

Title:	Date:
Date:

ATTACHMENT:  Option Agreement

ATTACHMENT I

GTx, INC.
2013 EQUITY INCENTIVE PLAN

OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), GTx Inc. (the “Company”) has granted you an option (the “Option”) under its 2013 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control.  Defined terms not explicitly defined in this Option Agreement or in the Grant Notice, but defined in the Plan, will have the same definitions as in the Plan.

The details of the Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.                                      VESTING.  Subject to Section 7 below, the Option will vest as provided in your Grant Notice.  Unless specifically provided to the contrary by the Board (or an authorized committee thereof), vesting will cease, in all events, upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to the Option and the exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3.                                      EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES.  If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months.  Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or Disability, (ii) a Corporate Transaction in which the Option is not assumed, continued or substituted, (iii) a Change in Control, or (iv) your termination of Continuous Service on your Retirement.

4.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  You may not exercise the Option prior to vesting.

5.                                      METHOD OF PAYMENT.  You must pay the full amount of the exercise price for the shares of Common Stock subject to the Option that you wish to exercise.  You may pay the exercise price in cash (as described in the Plan) or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                 Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(b)                                 Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option (or any vested portion thereof) by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.  Shares of Common Stock will no longer be outstanding under the Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6.                                      WHOLE SHARES.  You may exercise the Option (or any vested portion thereof) only for whole shares of Common Stock.

7.                                      VESTING ACCELERATION.  The outstanding and unvested portion of the Option shall become fully vested and exercisable on the earlier to occur of (i) the date on which a Change in Control is consummated, subject to your Continuous Service on such date; and (ii) the involuntary termination of your Continuous Service other than for Cause (as defined in the Grant Notice) prior to June 1, 2014.

8.                                      SECURITIES LAW COMPLIANCE.  In no event may you exercise the Option (or any vested portion thereof) unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The exercise of the Option (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Option, and you may not exercise the Option (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

9.                                      TERM.  You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option.  The term of the Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)                                 immediately upon the date on which the event giving rise to the termination for Cause first occurred (or, if required by law, the date of the termination of your Continuous Service for Cause);

(b)                                 six (6) months after the termination of your Continuous Service for any reason other than for Cause, your Retirement, your Disability or your death (except as otherwise provided in Section 9(d) below); provided, however, that if during any part of such six (6) month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of six (6) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (x) the date that is seven (7) months after the Date of Grant, and (y) the date that is six (6) months after the termination of your Continuous Service, and (B) the Expiration Date;

(c)                                  twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 9(d) below);

(d)                                 eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)                                  twenty-four (24) months after the termination of your Continuous Service due to your Retirement;

(f)                                   unless this Option is not assumed, continued or replaced by the successor or acquiring entity, twelve (12) months after the termination of your Continuous Service, where such termination occurs either (i) as a condition of a Change in Control or (ii) upon the effectiveness of a Change in Control;

(g)                                 the Expiration Date indicated in your Grant Notice; or

(h)                                 the day before the tenth (10th) anniversary of the Date of Grant.

If the Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

10.                               EXERCISE.

(a)                                 You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)                                 By exercising the Option you agree that, as a condition to any exercise of the Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of the Option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of the Option.

11.                               TRANSFERABILITY.  Except as otherwise provided in this Section 11, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)                                 Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust.  You and the trustee must enter into transfer and other agreements required by the Company.

(b)                                 Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer.  You are encouraged to contact the Company’s General Counsel regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.  If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)                                  Beneficiary Designation.  Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

12.                               OPTION NOT A SERVICE CONTRACT.  The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.                               WITHHOLDING OBLIGATIONS.

(a)                                 At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b)                                 If the Option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company (or the Board, if necessary for compliance with applicable laws) and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of the Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).

(c)                                  You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied.  Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for shares of Common Stock unless such obligations are satisfied.

14.                               TAX CONSEQUENCES.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation.  In particular, you acknowledge that the Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

15.                               NOTICES.  Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                               GOVERNING PLAN DOCUMENT.  The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of the Option and those of the Plan, the provisions of the Plan will control.  In addition, the Option (and any compensation paid or shares issued under the Option) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

17.                               OTHER DOCUMENTS.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

18.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.                               VOTING RIGHTS.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to the Option until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

20.                               SEVERABILITY.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

(c)                                  You acknowledge and agree that you have reviewed the Option and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of the Option.

(d)                                 This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.